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                                                                     Exhibit 11

                        Calculation of Earnings per Share
                   (In Thousands) except for per Share Amount


                                                  Three Months               Nine Months
                                                Ended September 30,       Ended September 30,
                                                -------------------       -------------------
                                                  1997         1998         1997      1998
                                                  ----         ----         ----      ----


Net income (loss) before extraordinary item     $    322    $   (937)   $  1,020   $ (1,545)

Extraordinary item                                   120        --           120       --

Net income (loss)                                    202        (937)        900     (1,545)

Preferred Dividends                                   38        --           192       --

Net income (loss) applicable to common shares        164        (937)        708     (1,545)

Net income per share
before extraordinary item - Basic               $   0.05    $    --     $   0.19   $   --
                                                --------    --------    --------   --------

Net income (loss) per share - Basic             $   0.02    $   (.09)   $   0.13   $  (0.14)
                                                --------    ---------   --------   ---------

Net income per share
before extraordinary item - Diluted             $   0.04    $    --     $   0.11   $    --
                                                --------    --------    --------   --------

Net income per share - Diluted                  $   0.03    $   (.09)   $   0.10   $  (0.14)
                                                --------    ---------   --------   ---------

Weighted average number of common and common
equivalent shares - Basic                          6,911      10,998       5,288     10,959

Weighted average number of common and common
equivalent shares - Diluted                        7,798      10,998       9,369     10,959


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